Exhibit 4.10

                                 AMENDMENT NO. 1
                             TO THE SUPPLY AGREEMENT

This Amendment No. 1 to the Supply Agreement dated August 30, 2001, made by and between Mitel Networks Corporation, Mitel Networks, Inc., Mitel Networks Limited (collectively "Mitel Networks") and Ridgeway Research Corporation (now BreconRidge Manufacturing Solutions Corporation), BreconRidge Manufacturing Solutions, Inc., BreconRidge Manufacturing Solutions Limited (collectively
"BreconRidge") is made in duplicate and is effective as of the 27th day of February, 2003.

WHEREAS:

A. The parties entered into a supply agreement effective as of August 30, 2001 (the "Supply Agreement") pursuant to which BreconRidge agreed to provide certain services to Mitel Networks in accordance with the terms thereof; and

B.    The parties now wish to amend the Supply Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual premises and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.    Recitals

The foregoing recitals are true and correct and are incorporated herein by reference.

2.    Amendments

The Supply Agreement is hereby amended as follows:

2.1   Section 1.1 is amended to read as follows:

      1.1 This Agreement is an exclusive agreement whereby during the Initial Term (as hereinafter defined), the Customer will engage and the Customer does hereby engage the Supplier as their exclusive supplier of all of Customer's current products and new product introduction ("NPI") and Supplier agrees to supply same to the Customer in accordance with the provisions hereof. The exclusive aspects of this Agreement as described above shall be subject to: the Supplier's ability to supply the Products and Services in accordance with the provisions of this Agreement, including without limitation Section 4; Customer's service level requirements set forth in Schedule 4, including without limitation, quality, flexibility, timely delivery for all Products and proposed new products in NPI Process; and, competitive pricing for all Products and proposed new products, when taken as a whole. In the event that this Agreement becomes wholly non-exclusive (other than by reason of any of the excepted circumstances set out in (a) to (f), below), Supplier will not be bound by the prices set out in Schedule 1, provided that any alternative pricing for a Product (i) shall be subject to an agreed "phasing in" period which shall not exceed six (6) months, and (ii) shall not exceed the market price therefore, determined in accordance with the then-current formula.

            Exceptions: Notwithstanding any other provision of this Section 1.1, the parties agree that the following circumstances shall not constitute breaches of the exclusive aspects of this Agreement:

      (a) Customer may purchase, utilize and sell the manufactured products of third party suppliers, including without limitation third party software and may require the Supplier to bundle,


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            package and ship such third party  products  and  software  with the
            Products manufactured by Supplier hereunder; and,

      (b) Customer may require the Supplier to create kits or permit certain limited manufacturing, assembly or distribution of Products by third parties when such is demanded by country law or policy; and,

      (c) Customer may require Supplier to brand (private label) certain Products as may be specified in the Customer Documentation; and,

      (d) Customer shall have the right to acquire software from third parties and to supply same to its customers or any other persons;

      (e) In the event Customer jointly develops new product(s) with an independent third party, provided such third party is not principally engaged in the provision of electronic manufacturing services, then Customer shall have the right to allow such independent third party to manufacture the resulting new product(s) for Customer and others, in its sole discretion; and,

      (f) Where, in respect of an Accepted Order for a New Product, the Supplier fails to deliver the New Product within fourteen days (14) days of the applicable Manufacturing Delivery Date as a result of a problem related to Supplier's Manufacturing process the Customer may, at its option, by notice in writing to the Supplier, and without affecting the general exclusivity for all Products and new products, revoke the exclusive right enumerated above in respect of the said New Product and source another supplier to manufacture the said New Product.

      In the event this Agreement becomes non-exclusive, Customer shall have the right to demand from Supplier, and forthwith upon Customer's request and direction Supplier shall return to the Customer all or part of the Customer Tooling and Customer Documentation then in Supplier's possession.

2.2   Section 2.1 is amended to read as follows:

      2.1 This Agreement shall become effective on the Effective Date and, unless otherwise terminated at an earlier date in accordance with the provisions of Section 24.2 hereof, shall remain in full force and effect until December 31, 2007 (the "Initial Term"). Unless otherwise terminated in accordance with Section 24, this Agreement shall thereafter be automatically renewed for additional consecutive one (1) year terms on the same terms and conditions as specified herein, (the additional consecutive one (1) year terms, or any of them, are collectively referred to herein as the "Renewal Term").

2.3   Subsection 4.5.1 is amended to read as follows:

      4.5.1 During any Renewal Term, Supplier warrants that the pricing methodology used to arrive at Prices for Products shall be equal to or better than the pricing methodology which Supplier provides to its best similarly situated customer purchasing similar quantities of the same or a comparable mix of Products.

2.4   Subsection 7.1 is amended to read as follows:

      7.1 Prices for Products listed in Schedules 1A and 1B shall be as noted therein until August 1, 2004.

2.5   Subsection 10.1(b) is amended to read as follows:

      (b) Commencing March 1, 2003, each of the parties will pay any invoices within thirty (30) days from the date of receipt thereof.

2.6   Subsection 10.1(c) is deleted in its entirety.


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3.    All other  provisions of the Supply  Agreement  shall remain in full force and effect. The Supply Agreement may not be further modified without the express written consent of the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the date first set out above.

MITEL NETWORKS CORPORATION                                    BRECONRIDGE MANUFACTURING SOLUTIONS CORPORATION

Per:                                                          Per:
   --------------------------------------                         -------------------------------------
Title                                                         Title

I have authority to bind the corporation.                     I have authority to bind the corporation.


MITEL NETWORKS, INC.                                          BRECONRIDGE MANUFACTURING SOLUTIONS, INC.

Per:                                                          Per:
   --------------------------------------                         -------------------------------------
Title                                                         Title

I have authority to bind the corporation.                     I have authority to bind the corporation.


MITEL NETWORKS LIMITED                                        BRECONRIDGE MANUFACTURING SOLUTIONS LIMITED

Per:                                                          Per:
   --------------------------------------                         -------------------------------------
Title                                                         Title

I have authority to bind the corporation.                     I have authority to bind the corporation.


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